Exhibit 99.1

RH REPORTS SECOND QUARTER FISCAL 2017 FINancial Results

Company Raises Fiscal 2017 Revenue and Earnings Guidance

Corte Madera, CA – September 6, 2017 – RH (NYSE: RH) today announced second quarter fiscal 2017 results and Chairman and Chief Executive Officer, Gary Friedman, provided an update on the Company’s continued evolution and outlook.

RH leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

Second Quarter Highlights and Outlook

•	GAAP net revenues increased 13% on top of a 7% increase last year

•	Adjusted net revenue increased 14% on top of a 7% increase last year

•	Comparable brand revenues increased 7% compared to a 3% decrease last year

•	GAAP net loss of $7.9 million compared to net income of $6.9 million last year

•	Adjusted net income of $19.7 million compared to adjusted net income of $17.9 million last year

•	GAAP diluted net loss per share of $0.28 compared to diluted earnings per share of $0.17 last year

•	Adjusted diluted earnings per share of $0.65 compared to adjusted diluted earnings per share of $0.44 last year

•	Fiscal 2017 adjusted net revenues guidance increased to range of $2.42 billion to $2.46 billion from prior net revenues guidance range of $2.4 billion to $2.45 billion

•	Fiscal 2017 adjusted net income guidance increased to range of $70 million to $77 million from prior range of $60 million to $70 million

To Our People, Partners, and Shareholders:

I am pleased to report strong second quarter results as we move past the most uncertain stages of our transformation. In 2016, we made the brave decision to transform our business from a promotional to a membership model that we believe will enhance our brand, streamline our operations, and dramatically improve our customer experience. We also began the redesign of our supply chain network, rationalizing our product offer, and transitioning inventory into fewer facilities, which will create a significantly more efficient capital model. 2016 was also the first full year of many new business initiatives such as RH Modern, RH Teen, RH Hospitality, the redesign of our RH Interiors Source Book, the expansion of RH Interior Design Services, and the addition of Waterworks to our platform. All of these investments are expected to contribute to growth in 2017 and beyond, and create long term value for our shareholders over time.

2017 A year of Execution, Architecture, and Cash

While 2016 was a year of transformation and transition, 2017 will be a year of execution, architecture, and cash at RH. Our efforts are focused on executing our new business model, architecting a new operating platform, and maximizing cash flow by increasing revenues and earnings, and reducing inventory and capital investments. Our goal is to break down the silos that exist in most businesses of scale, and cross functionally design a fully integrated operating platform that simplifies our business, enhances the customer experience, and amplifies decision quality and speed.

As we anniversary the launch of the RH Members Program, and the initial stage of the redesign of our supply chain network, we are beginning to experience the benefits of membership and a dramatically simplified operating model. I’ve summarized some of the highlights below.

Adjusted net revenues for the second quarter increased 14% to $619 million. Our Core RH Business, excluding Outlet and Waterworks, increased 10%, with comparable brand revenues up 7%. Merchandise margins in our Core RH Business increased 200 basis points in the second quarter, reflecting the strength of our new model, and strong growth in membership revenues year over year. Adjusted net income was $19.7 million in the quarter, versus our guidance of $13 million to $15 million, and $17.9 million in the second quarter of last year. Adjusted earnings per share increased 48% to $0.65, versus $0.44 in the second quarter a year ago, and we generated $167 million of free cash flow in the quarter.

Our profit margins in the second quarter continued to be affected by efforts to rationalize our product offer and reduce inventories. Outlet revenues were up 46% in the quarter on significantly reduced margins versus last year. We estimate that incremental Outlet activity pulled down our overall gross margins by approximately 210 basis points in the second quarter, and approximately 330 basis points in the first half. We expect Outlet margins to improve during the third quarter and to normalize by the fourth quarter.

Our efforts to optimize inventory and reduce capital spending generated $282 million of free cash flow in the first six months of 2017, and we now expect to generate approximately $400 million of free cash flow for the year, which should address any concerns about our balance sheet and debt ratios.

We have reinvested the $282 million of free cash flow generated in the first half, and the $263 million of cash and investments on our balance sheet at the beginning of the year towards the repurchase of our stock, which we believe is an excellent allocation of capital for the long-term benefit of our shareholders. We have repurchased 20.2 million shares to date in 2017, or 49.5% of the shares outstanding at the beginning of the year. Outside of the convertible notes that are due in June 2019 and June 2020, we had aggregate debt of approximately $504 million at the end of the second quarter, including a $100 million second lien bridge loan that we expect to repay in full by year end. We believe that our shares remain undervalued, and we will continue to evaluate further share repurchases based upon market conditions and our capital allocation priorities.

A simplified and more efficient business model and operating platform

As we’ve said, our goal is to architect a new operating platform in 2017 that will simplify our business, enhance the customer experience, and amplify decision quality and speed. Our initial efforts will focus on our distribution center network, decision data, and the home delivery experience. As a result of our work to redesign our distribution network and optimize inventory, we were able to forego building a fifth furniture distribution center planned to open this year, and now believe we can operate our business with even fewer facilities. Our plan is to consolidate our current furniture distribution center network from four to three locations by the fourth quarter. Managing our business in fewer facilities will reduce inventory risk, increase turns, and should result in higher merchandise margins over time. This change will also eliminate the occupancy and overhead of approximately 900,000 square feet of distribution space.

Additionally, we have re-conceptualized our outlet and reverse logistics business. Previously product returns would go from a customer’s home and be returned to a distribution center, then eventually transferred to one of our outlet locations. We believe by rerouting customer returns away from our distribution centers, in favor of in-market alternatives, we will reduce transportation and handling costs, plus improve selling margins across our Outlet network. Our early tests indicate that this initiative could yield substantial savings and margin enhancement opportunity in the range of $15 million to $20 million annually.

Other positive trends we are experiencing as a result of our new membership model and the simplification of our distribution network include an approximate 150 basis point reduction in our return rate, an approximate 100 basis point reduction in our exchange rate, and an approximate 200 basis point reduction in our cancel rate. We believe that membership has eliminated the frantic buying patterns and associated returns, exchanges, and canceled orders that are the result of a chaotic promotional model. We expect these factors to contribute to improved financial performance through higher conversion of demand into revenue, improved margins and lower costs across our operating platform. We also believe that these changes will result in an overall improvement in our customer experience which should yield additional longer term benefits for our brand. Most importantly, the simplification of our business model is enabling our leaders and team members to identify and act on opportunities that would have otherwise gone unnoticed in the chaos of a highly promotional model that prevails at many other retailers.

As previously communicated, we believe there is an opportunity to improve the customer experience by taking greater control of the final mile in-home delivery. As you know, we have in-sourced the majority of our home delivery hubs, but continue to use third party contractors for the actual delivery into our customer’s home. The current regional provider networks are designed to support mass and mid-market companies, and their service offering is not currently architected for the luxury market. We have achieved significant scale such that we can now explore and test alternative solutions in many markets, including the use of our own trucks and drivers, and believe we can dramatically enhance the customer experience while driving down return rates, damages, and deliveries per order.

The expansion of our product offer continues to drive industry leading growth

The expansion of our product offer continues to be one of our key value driving strategies, and a proven core strength of the organization. We have demonstrated our ability to test, scale, and roll out multiple brand extensions, such as RH Modern, Outdoor, Baby & Child, and Teen, plus expand our services to include RH Design Services, focused on the consumer market, and RH Contract, focused on the commercial and hospitality markets. We have several other brand extensions in development that we will begin to unveil once we are confident we have the core pieces of our new operating platform in place.

While we are pleased with the performance of our Core RH Business in the first half of 2017, we believe there remains opportunity to improve our long term financial performance, and gain additional market share.

The analysis of our redesigned RH Interiors Source Book mailed last fall indicates we under marketed some of our best sellers and franchise businesses, while also moving the brand too far towards a contemporary aesthetic. You will notice in our Fall 2017 RH Interiors Source Book, scheduled to be in-home in October, a greater emphasis on the updated classic design that RH has been famous for, while still evolving the brand towards a cleaner, more contemporary style.

The early results of RH Modern continue to be very promising, and we expect sustained growth as we broaden the assortment and enlarge the retail footprint. We continue to believe RH Modern has the potential to become a billion dollar plus brand in North America.

Our investment in RH Interior Design Services is beginning to pay dividends. Our design business is growing rapidly, as we evolve the brand from creating and selling products, to conceptualizing and selling spaces. We are quickly becoming the leading brand for luxury clients seeking professional interior design services. We also provide an invaluable service to independent interior designers, offering an efficient and cost effective alternative to shopping in multiple showrooms, eliminating the need to manage multiple orders and incur multiple delivery charges.

We continue to refine and enhance the strategies of our developing businesses, RH Baby & Child, RH Teen, RH Contract, and Waterworks. All of these businesses are contributing to our growth, and we expect this to continue as they evolve over time.

The transformation of our real estate has the potential to double our retail sales in every market

The transformation of our real estate continues to be our largest value driving strategy. As we have previously articulated, less than 10% of our assortment is displayed in our legacy retail Galleries, and the key to unlocking the potential of our brand is to transform our retail stores into new Design Galleries. We are pleased with the performance of our Galleries opened thus far, and continue to expect our retail sales to double in every market we open a new Design Gallery, while also generating a lift in our direct business. With only 14 new Design Galleries currently open, we are at the very early stages of our transformation, and believe the current market can support 60 to 70 in the US and Canada.

As our assortment continues to evolve and grow, so has the size of our new Design Galleries. The majority of our new locations under development include a dedicated floor for RH Modern, as well as an RH Hospitality offering including restaurants, wine vaults, and pantries. We believe our ability to seamlessly integrate our multiple businesses with a dynamic food and beverage experience is a revolutionary new retail model that cannot be replicated online, one that activates all of the senses and drives significant customer traffic, as witnessed by the line of diners wrapped around the block on weekends at our Chicago Gallery at the Historic 3Arts Club. As previously communicated, we are investing in RH Hospitality, where we will incur substantial start-up costs over the next few years to support the roll out of an integrated food and beverage experience in many of our new Galleries.

All three of the new Galleries next in line for opening this year in Toronto, Palm Beach, and New York will include our integrated hospitality experience.  We would like to note that we are evaluating the timing of opening our new Gallery in New York’s Meatpacking district as a result of the street construction in the area and the significant disruption it has caused to the shopping district. Based on the feedback we are receiving from the neighborhood association, the construction may not be substantially complete until Spring of 2018, and we may choose to defer the opening date until that time. We will continue to monitor developments and provide an update regarding the planned opening date for this important landmark Gallery once a final decision is made.

Looking forward, driving high quality sustainable growth

While we continue to expect strong revenue growth, expanding operating margins, and significant free cash flow in the second half of fiscal 2017, we are taking a cautiously optimistic approach to our outlook given the uncertain macro environment in addition to the many initiatives and investments we are undertaking. As such, we are guiding adjusted net revenues for the third quarter to a range of $575 million to $590 million, adjusted operating margins to a range of 7.0% to 7.6%, adjusted net income to a range of $16 million to $19 million, and adjusted diluted earnings per share in the range of $0.68 to $0.80, assuming a weighted average diluted share count of 23.7 million.

For fiscal year 2017, we are increasing our adjusted net income guidance to a range of $70 million to $77 million, on adjusted net revenues of $2.42 billion to $2.46 billion, resulting in adjusted diluted earnings per share in the range of $2.43 to $2.67, assuming a weighted average diluted share count of 28.8 million.

Please note, we are also providing guidance for adjusted gross margin, adjusted selling, general, and administrative expenses, adjusted operating income, and adjusted operating margins for the third quarter, fourth quarter, and the fiscal year in the attached tables.

As previously discussed, we believe there is an opportunity to improve our financial results and return on invested capital by having a more disciplined approach to capital allocation. Accordingly, we plan to reduce our new Gallery opening cadence to a range of 3 to 5 per year, which is expected to drive high-quality sustainable growth, while lowering capital requirements and execution risk over the course of our real estate transformation. In fiscal 2017, we expect to open 3 next generation Design Galleries, all with an integrated food and beverage experience, and 3 to 5 Design Galleries in 2018.

We remain confident in reaching our long-term goal of $4 billion to $5 billion in North American revenues with industry-leading operating margins and return on invested capital.

Building a brand with no peer and a customer experience that cannot be replicated online

We do understand that many of the strategies we are pursuing - opening the largest specialty retail experiences in our industry while most are shrinking the size of their retail footprint and closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs, and refusing to follow the herd in self-promotion on social media platforms, instead allowing our brand to be defined by the taste, style, design and quality of the products and experiences we are creating - are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider we are - one, building a brand with no peer; two, creating a customer experience that cannot be replicated online; and three, have total control of our content from concept to customer - you realize what we are building is extremely rare in contrast to today's retail landscape. Yet, our most valuable asset is not what we've done, but rather who we've become. We've become a team of people who don't know what can't be done. A team that is driven by our values and beliefs. A team that is willing to march into hell, as we did last year, for a heavenly cause. A team that has a bold vision for the future, and an organization that is demonstrating it can bring that vision to life.

Carpe Diem,

Gary

Gary Friedman

Chairman and Chief Executive Officer

Q&A Conference Call Information

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET). Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through September 20, 2017 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 77859263, as well as on the Company’s investor relations website.

About RH

RH (NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RHModern.com, and Waterworks.com.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted operating margin, adjusted net income, adjusted selling, general, and administrative expenses, adjusted gross profit, adjusted gross margin, adjusted diluted earnings per share and free cash flow (collectively, “non-GAAP financial measures”). Unless otherwise indicated, references to margin in this release including profit margin, merchandise margin, selling margin, gross margin or operating margin are adjusted margins on a non-GAAP basis.  We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws, including statements related to: our future financial outlook and guidance, including for the third quarter of fiscal 2017, for the fourth quarter of fiscal 2017, for fiscal year 2017 and over the longer term, including adjusted net revenues, adjusted net income, adjusted operating margins, cash flow, costs and expenses and EPS which is in turn derived upon certain assumed share counts; our primary areas of focus for 2017 including executing our new business model, architecting a new operating platform, maximizing cash flow, transformation of our real estate and expansion of our product offer; the anticipated benefits of our business investments and strategies including (i) efforts to optimize inventories and rationalize our product offer, (ii) efforts to implement a more disciplined approach to capital allocation, (iii) the mailing of Source Books, (iv) opening of new Gallery locations and the cadence of such openings, (v) the membership program and (vi) the redesign of our supply chain network; our plans and expectations related to repayment of debt and the availability of sufficient capital to meet the requirements of our business; our expectations with respect to our new business investments and in particular with respect to RH Hospitality; our expectations concerning the potential of the RH Modern product offering; our expectations concerning the strength of the RH brand; and our expectations concerning the Company’s confidence in the long-term goal to reach $4 billion to $5 billion in North American revenues, industry-leading operating margins and return on invested capital.  You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations or the assumptions set forth in this release include, among others, our ability to retain key personnel; successful implementation of our growth strategy; our ability to leverage Waterworks; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; our decisions concerning the allocation of capital; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RH

REVENUE METRICS

(Unaudited)

	Three Months Ended
	July 29, 2017	July 30, 2016
Stores as a percentage of net revenues	57%	57%
Direct as a percentage of net revenues	43%	43%
Growth in net revenues:
Stores	13%	15%
Direct	14%	-2%
Total	13%	7%
Comparable brand revenue growth (1)(2)	7%	-3%

See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.
(1) Waterworks revenue is included in comparable brand revenue growth beginning June 2017, which is the first full month following the one-year anniversary of the acquisition.
(2) Membership revenue is included in comparable brand revenue growth beginning April 2017, which is the first full month following the one-year anniversary of the program launch.

RH

RETAIL GALLERY METRICS

(Unaudited)

As of July 29, 2017, the Company operated a total of 85 retail Galleries, consisting of 50 legacy Galleries, 6 larger format Design Galleries, 8 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and U.K. This compares to a total of 84 retail Galleries, consisting of 53 legacy Galleries, 6 larger format Design Galleries, 4 next generation Design Galleries, 1 RH Modern Gallery, and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and U.K., as of July 30, 2016.

In addition, as of July 29, 2017, the Company operated 28 outlet stores compared to 23 as of July 30, 2016.

	Three Months Ended
	July 29, 2017		July 30, 2016
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	85	912	69	725
Waterworks Showrooms acquired	—	—	15	51.0
Retail Galleries opened:
Waterworks Boston Showroom	1	5.0	—	—
Retail Galleries closed:
Waterworks Boston Showroom	(1)	(2.1)	—	—
End of period	85	915	84	776
% Growth		18%		28%

Weighted-average leased selling square footage		913		761
% Growth		20%		26%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.
Total leased square footage as of July 29, 2017 and July 30, 2016 was 1,248,000 and 1,084,000, respectively.
Weighted-average leased square footage for the three months ended July 29, 2017 and July 30, 2016 was 1,243,000 and 1,062,000, respectively.
Retail sales per leased selling square foot for the three months ended July 29, 2017 and July 30, 2016 was $327 and $360, respectively.

RH

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	July 29, 2017	% of Net Revenues	July 30, 2016	% of Net Revenues	July 29, 2017	% of Net Revenues	July 30, 2016	% of Net Revenues
Net revenues	$615,326	100.0%	$543,381	100.0%	$1,177,406	100.0%	$998,837	100.0%
Cost of goods sold	409,513	66.6%	363,542	66.9%	801,337	68.1%	691,523	69.2%
Gross profit	205,813	33.4%	179,839	33.1%	376,069	31.9%	307,314	30.8%
Selling, general and administrative expenses	193,690	31.4%	157,824	29.0%	357,050	30.3%	296,774	29.7%
Income from operations	12,123	2.0%	22,015	4.1%	19,019	1.6%	10,540	1.1%
Interest expense—net	14,402	2.4%	10,909	2.1%	26,581	2.2%	21,437	2.2%
Income (loss) before income taxes	(2,279)	-0.4%	11,106	2.0%	(7,562)	-0.6%	(10,897)	-1.1%
Income tax expense (benefit)	5,583	0.9%	4,188	0.7%	3,670	0.4%	(4,345)	-0.4%
Net income (loss)	$(7,862)	-1.3%	$6,918	1.3%	$(11,232)	-1.0%	$(6,552)	-0.7%

Weighted-average shares used in computing basic net income (loss) per share	28,398,307		40,646,124		35,667,217		40,617,102
Basic net income (loss) per share	$(0.28)		$0.17		$(0.31)		$(0.16)

Weighted-average shares used in computing diluted net income (loss) per share	28,398,307		40,820,495		35,667,217		40,617,102
Diluted net income (loss) per share	$(0.28)		$0.17		$(0.31)		$(0.16)

RH

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
GAAP net income (loss)	$(7,862)	$6,918	$(11,232)	$(6,552)
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	3,813	—	3,813	—
Cost of goods sold:
Recall accrual [a]	763	—	763	—
Impact of inventory step-up [b]	480	3,401	1,860	3,401
Legal claim [c]	—	—	—	7,729
Selling, general and administrative expenses:
Non-cash compensation [d]	23,872	3,672	23,872	3,672
Recall accrual [a]	157	—	157	—
Gain on sale of building and land [e]	(1,300)	—	(1,300)	—
Reorganization related costs [f]	—	3,309	—	4,724
Acquisition related costs [g]	—	778	—	2,847
Legal claim [c]	—	—	—	972
Interest expense—net:
Amortization of debt discount [h]	6,790	6,479	13,505	12,921
Subtotal adjusted items	34,575	17,639	42,670	36,266
Impact of income tax on adjusted items [i]	(7,012)	(6,649)	(9,943)	(13,872)
Adjusted net income [j]	$19,701	$17,908	$21,495	$15,842

[a]

Represents costs associated with a product recall initiated in the second quarter of fiscal 2017, as well as an adjustment in the second quarter of fiscal 2017 of the recall accrual related to certain product recalls initiated in the fourth quarter of fiscal 2016.

[b]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[c]

Represents the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[d]

Represents non-cash compensation charges related to a fully vested option grant made to Mr. Friedman in May 2017 and the fully vested option grants made in connection with our acquisition of Waterworks in May 2016.

[e]

Represents the gain on the sale of building and land. As we entered into a short-term lease agreement to lease the property subsequent to the sale, the total gain of $2.0 million associated with the sale of this property will be amortized over a five month period.

[f]

Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[g]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[h]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.8 million and $0.7 million during the three months ended July 29, 2017 and July 30, 2016, respectively. Amounts are presented net of interest capitalized for capital projects of $1.5 million and $1.3 million during the six months ended July 29, 2017 and July 30, 2016, respectively.

[i]

The adjustments for the three and six months ended July 29, 2017 assume a normalized tax rate of approximately 39%. The adjustment for the three months ended July 30, 2016 represents the tax effect of the adjusted items based on our effective tax rate of 37.7%. The adjustment for the six months ended July 30, 2016 represents the tax effect of the adjusted items based on an adjusted effective tax rate of 37.6%.

[j]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Diluted net income (loss) per share	$(0.28)	$0.17	$(0.31)	$(0.16)

Pro forma diluted net income (loss) per share [a]	$(0.26)	$0.17	$(0.31)	$(0.16)
EPS impact of adjustments (pre-tax) [b]:
Non-cash compensation	$0.79	$0.09	$0.65	$0.09
Recall accrual	0.16	—	0.13	—
Amortization of debt discount	0.21	0.16	0.38	0.32
Impact of inventory step-up	0.02	0.08	0.05	0.08
Gain on sale of building and land	(0.04)	—	(0.04)	—
Legal claim	—	—	—	0.21
Reorganization related costs	—	0.08	—	0.12
Acquisition related costs	—	0.02	—	0.07
Subtotal adjusted items	1.14	0.43	1.17	0.89
Impact of income tax items [b]	(0.23)	(0.16)	(0.27)	(0.34)
Adjusted diluted net income per share [c]	$0.65	$0.44	$0.59	$0.39

[a]

Pro forma diluted net loss per share for the three months ended July 29, 2017 is calculated based on GAAP net loss and pro forma diluted weighted-average shares of 30,365,424. Pro forma diluted net loss per share for the six months ended July 29, 2017 is calculated based on GAAP net loss and pro forma diluted weighted-average shares of 36,562,408. Pro forma diluted net loss per share for the six months ended July 30, 2016 is calculated based on GAAP net loss and pro forma diluted weighted-average shares of 40,870,588.

[b]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[c]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net revenues	$615,326	$543,381	$1,177,406	$998,837
Recall accrual [a]	3,813	—	3,813	—
Adjusted net revenues [b]	$619,139	$543,381	$1,181,219	$998,837

Gross profit	$205,813	$179,839	$376,069	$307,314
Recall accrual [a]	4,576	—	4,576	—
Impact of inventory step-up [a]	480	3,401	1,860	3,401
Legal claim [a]	—	—	—	7,729
Adjusted gross profit [b]	$210,869	$183,240	$382,505	$318,444

Gross margin [c]	33.4%	33.1%	31.9%	30.8%
Adjusted gross margin [c]	34.1%	33.7%	32.4%	31.9%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RH

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING

INCOME AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net income (loss)	$(7,862)	$6,918	$(11,232)	$(6,552)
Interest expense—net	14,402	10,909	26,581	21,437
Income tax expense (benefit)	5,583	4,188	3,670	(4,345)
Operating income	12,123	22,015	19,019	10,540
Non-cash compensation [a]	23,872	3,672	23,872	3,672
Recall accrual [a]	4,733	—	4,733	—
Impact of inventory step-up [a]	480	3,401	1,860	3,401
Gain on sale of building and land [a]	(1,300)	—	(1,300)	—
Legal claim [a]	—	—	—	8,701
Reorganization related costs [a]	—	3,309	—	4,724
Acquisition related costs [a]	—	778	—	2,847
Adjusted operating income [b]	$39,908	$33,175	$48,184	$33,885

Net revenues	$615,326	$543,381	$1,177,406	$998,837
Adjusted net revenues [c]	$619,139	$543,381	$1,181,219	$998,837

Operating margin [c]	2.0%	4.1%	1.6%	1.1%
Adjusted operating margin [c]	6.4%	6.1%	4.1%	3.4%

[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 29, 2017	January 28, 2017	July 30, 2016
			As Revised [a]
ASSETS
Cash and cash equivalents	$21,637	$87,023	$37,163
Short-term investments	—	142,677	170,854
Merchandise inventories	608,048	752,304	807,389
Asset held for sale	—	4,900	—
Other current assets	112,431	151,353	133,244
Total current assets	742,116	1,138,257	1,148,650
Long-term investments	—	33,212	9,102
Property and equipment—net	744,460	682,056	600,685
Goodwill and intangible assets	276,342	274,360	276,626
Other non-current assets	56,491	64,635	53,064
Total assets	$1,819,409	$2,192,520	$2,088,127

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$271,837	$226,980	$222,298
Deferred revenue, customer deposits and other current liabilities	223,912	189,189	182,437
Total current liabilities	495,749	416,169	404,735
Asset based credit facility	283,000	—	—
Term loans—net	176,363	—	—
Convertible senior notes due 2019—net	319,969	312,379	304,959
Convertible senior notes due 2020—net	244,342	235,965	227,854
Financing obligations under build-to-suit lease transactions	226,231	203,015	156,930
Other non-current obligations	120,539	105,123	100,691
Total liabilities	1,866,193	1,272,651	1,195,169

Stockholders’ equity (deficit)	(46,784)	919,869	892,958
Total liabilities and stockholders’ equity (deficit)	$1,819,409	$2,192,520	$2,088,127

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased cash and cash equivalents and accounts payable and accrued expenses by $0.5 million as of July 30, 2016.

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	July 29, 2017	July 30, 2016
		As Revised [a]
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,232)	$(6,552)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	32,546	26,212
Other non-cash items	55,358	35,908
Change in assets and liabilities—net of acquisition:
Merchandise inventories	140,331	(52,119)
Accounts payable, accrued expenses and other	99,395	(77,098)
Net cash provided by (used in) operating activities	316,398	(73,649)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(44,686)	(74,824)
Proceeds from sale of assets held for sale—net	15,123	—
Net proceeds of investments	175,801	(27,590)
Acquisition of business—net of cash acquired	—	(116,100)
Net cash provided by (used in) investing activities	146,238	(218,514)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under asset based credit facility	283,000	—
Debt issuance costs	(7,939)	—
Borrowings under term loans	180,000	—
Net borrowings under promissory note	13,883	—
Repurchases of common stock—including commissions	(1,000,326)	—
Net equity related transactions	8,064	(2,427)
Other financing activities	(4,759)	(166)
Net cash used in financing activities	(528,077)	(2,593)
Effects of foreign currency exchange rate translation	55	452
Net decrease in cash and cash equivalents	(65,386)	(294,304)
Cash and cash equivalents
Beginning of period	87,023	331,467
End of period	$21,637	$37,163

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased net cash provided by operating activities by $17.9 million for the six months ended July 30, 2016.

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Six Months Ended
	July 29, 2017	July 30, 2016
		As Revised [a]
Net cash provided by (used in) operating activities	$316,398	$(73,649)
Capital expenditures—including construction related deposits	(44,647)	(74,660)
Payments on build-to-suit lease transactions	(4,601)	—
Purchase of trademarks and domain names	(39)	(164)
Payments on capital leases	(158)	(166)
Proceeds from sale of assets held for sale—net	15,123	—
Free cash flow [b]	$282,076	$(148,639)

[a]

During the fourth quarter of fiscal 2016 management determined that we had incorrectly reported negative cash balances due to outstanding checks in the accounts payable and accrued expenses financial statement line item in our consolidated balance sheets without properly applying the limited right of offset against cash and cash equivalents. The revision decreased net cash provided by operating activities by $17.9 million for the six months ended July 30, 2016.

[b]

Free cash flow is calculated as net cash provided by (used in) operating activities and net proceeds from sale of assets held for sale, less capital expenditures, construction related deposits, payments on build-to-suit lease transactions, purchase of trademarks and domain names and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter

RH

THIRD QUARTER, FOURTH QUARTER AND FISCAL 2017 OUTLOOK

(In millions, except per share data)

RH’s fiscal 2017 will include 53 weeks compared to the prior fiscal year which included 52 weeks. The Company is providing the following outlook for the third quarter, fourth quarter and fiscal 2017:

	Third Quarter 2017	Fourth Quarter 2017	Fiscal Year 2017
Adjusted net revenues	$575 – $590	$664 – $689	$2,420 – $2,460
% growth vs. prior year	5% – 7%	13% – 17%	13% – 15%

Adjusted gross margin (% of net revenues)	36.6% – 36.9%	36.5% – 37.0%	34.5% – 34.8%

Adjusted selling, general, and administrative expenses (% of net revenues)	29.3% – 29.6%	26.9% – 27.0%	28.2% – 28.3%

Adjusted operating income	$40 – $45	$63 – $69	$151 – $162
% growth vs. prior year	121% – 148%	23% – 36%	47% – 58%

Adjusted operating margin (% of net revenues)	7.0% – 7.6%	9.4% – 10.0%	6.2% – 6.6%

Adjusted net income	$16 – $19	$33 – $37	$70 – $77
% growth vs. prior year	100% – 137%	16% – 31%	35% – 49%

Adjusted diluted EPS	$0.68 – $0.80	$1.34 – $1.51	$2.43 – $2.67
Weighted-average diluted shares outstanding	23.7	24.2	28.8

Capital expenditures			$120 – $140
Planned asset sales			$15 – $25

Note: RH’s fiscal 2017 will include 53 weeks compared to the prior fiscal year which included 52 weeks. The extra week in fiscal 2017 is expected to add approximately $45 million to $47 million in net revenues and approximately $0.21 to $0.23 in adjusted earnings per share for the fourth quarter and fiscal year. The Company’s adjusted net income and adjusted diluted earnings per share guidance does not include certain charges and costs. The adjustments to net revenues, gross margin, selling, general and administrative expenses, operating income, operating margin, net income, and diluted earnings per share in future periods are generally expected to be similar to the kinds of charges and costs excluded from such non-GAAP financial measures in prior periods, such as unusual non-cash and other compensation expense; one-time income tax expense or benefits; legal claim related expenses; recall accruals; reorganization costs including severance costs and related taxes; non-cash amortization of debt discount; and charges and costs in connection with the acquisition of Waterworks, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company’s adjusted net revenues, adjusted gross margin, adjusted selling, general and administrative expenses, adjusted operating income, adjusted operating margin, adjusted net income, and adjusted diluted earnings per share. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.